EXHIBIT 5.1

WINSTEAD SECHREST & MINICK P.C.
100 Congress Avenue Suite 800
Austin, Texas 78701
512/370-2800 PH
512/370-2850 FAX

October 27, 2004

Encore Medical Corporation
9800 Metric Blvd.
Austin, Texas 78758

     Re: Encore Medical Corporation 1996 Incentive Stock Plan

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission in connection with the Encore Medical Corporation 1996 Incentive Stock Plan (the “Plan”), which Registration Statement covers the offer and sale of up to one million five hundred thousand (1,500,000) shares of Common Stock, par value $0.001 per share (the “Shares”) of Encore Medical Corporation to be issued pursuant to stock options granted under the Plan. We have also examined your minute books and other corporate records, and have made such other investigation as we have deemed necessary in order to render the opinions expressed herein.

     Based on the foregoing, we are of the opinion that the Shares, when issued for legally sufficient consideration under the Delaware General Corporation Law and in accordance with the terms of the Plan and the respective option agreements, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ WINSTEAD SECHREST & MINICK P.C.

Winstead Sechrest & Minick P.C.